Exhibit 99
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For More Information Contact:

Investor Relations
Astea International, Inc.
Rick Etskovitz, Chief Financial Officer
215-682-2500
ricke@astea.com


FOR IMMEDIATE RELEASE:

                    Astea Reports Second Quarter 2003 Results


Horsham, PA, August 14, 2003--Astea International Inc. (NASDAQ:ATEA), a global provider of Service Smart, Enterprise Proven CRM solutions, today released financial results for its second fiscal quarter of 2003.

For the quarter ended June 30, 2003, Astea reported revenues of $3.1 million compared to revenues of $3.3 million for the quarter ended June 30, 2002. Net loss for the quarter was $1.5 million or $0.10 per share, compared to a net loss of $1.6 million or $0.11 per share for the same period in 2002. For the six months ended June 30, 2003, the Company reported revenues of $7.1 million and a net loss of $2.0 million, or $0.13 per share.

Service and maintenance revenues for Astea Alliance increased 31% over the same period in 2002. Overall service and maintenance revenues increased 9% compared with the same period in 2002.

"Restraints on capital spending continue to affect results," said Zack Bergreen, chairman and CEO of Astea International. "We continue to wait for companies to sign off on business that has

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been negotiated and sits at the end of our sales pipeline. As has been widely reported by leading industry analysts, many organizations are recognizing the value to be found within their service organizations. Many companies are planning deployment of Astea's products to launch new customer service initiatives, but we are captive to their timetables. We have already closed several sales at the start of the third quarter and we look forward to a stronger second half."

Among the early Q3 sales is Ascent Media Systems & Technology Services, part of Ascent Media Group, a wholly owned subsidiary of Liberty Media Corporation; and Gambro Technical Services, Inc., a unit of Gambro, the global provider of medical products and services. Both companies will deploy Astea Alliance to manage their respective field service operations throughout the U.S., and are also examples of existing legacy Dispatch-1 customers who have decided to license the newer software.

Second Quarter Highlights

     o Astea's Alliance Pocket PC solution was certified by Microsoft, receiving the Microsoft Mobile2Market Logo qualification.
     o Astea was identified by AMR Research as a leader and "taking top seat" among best-of-breed field service management solution providers. AMR Research cites Astea's Alliance CRM Suite to be the most complete in supporting CRM needs. (Source: AMR Research Alert, June 5, 2003)
     o A wave of established Astea customers, who have recently licensed add-on Alliance Laptop and Alliance Pocket PC functionality, have begun to go live with their new mobile capabilities. Among these companies are Toshiba Electronic Imaging, Haemonetics and Diagnostica Stago in North America and Phoenix IT Group in Europe.
     o Companies currently implementing v6.1 include Carrier Corporation, Circuit City and Unicom in North America; Thales and Phoenix IT Group in Europe; and Skilled Engineering Limited in Australia.
     o Other new customers going live on Astea's earlier v5.5 product included Enovation Graphic Systems (a division of Fuji Photo Film), Optos, Memorex EDS and BANC:source.

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Astea will host a conference call that will be broadcast live over the Internet on August 15, 2003 at 11:00 AM EDT to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International Inc.
Astea International Inc. (www.astea.com) is a global provider of service-focused CRM software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance CRM suite addresses the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Sales & Marketing, Contact Center, Field Service, Depot Repair, Professional Services, Portals, Analytics and Mobile solutions. Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.
                                       ###

(C)2003 Astea International Inc. Astea and Astea Alliance CRM are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.



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Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            ASTEA INTERNATIONAL INC.


Date:  August 14, 2003                By:       /s/Zack B. Bergreen
                                               ---------------------------------
                                               Zack B. Bergreen
                                               President and Chief Executive
                                               Officer

                                      By:       /s/Fredric Etskovitz
                                               ---------------------------------
                                               Fredric Etskovitz
                                               Chief Financial Officer